GECC SERIES A FIXED RATE PRICING SUPPLEMENT
PROSPECTUS	Pricing Supplement No. 3784
Dated April 9, 2002	Dated September 19, 2002
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated April 16, 2002	No. 333-84462

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)

Trade Date: September 19, 2002

Settlement Date (Original Issue Date): September 24, 2002

Maturity Date: September 24, 2004

Principal Amount (in Specified Currency): US$ 1,100,000,000

Price to Public (Issue Price): 100.00%

Agent's Discount or Commission: 0.20%

Net Proceeds to Issuer: US$ 1, 097,800,000

Interest Rate:

Interest Calculation:

■ Regular Floating Rate

☐ Inverse Floating Rate

☐ Other Floating Rate

Interest Rate Basis: ☐ CD Rate ☐ Commercial Paper Rate

■ Federal Funds Open Rate (See "Additional Terms - Interest" below)

☐ LIBOR ☐ Prime Rate ☐ Treasury Rate

☐ Other (See "Additional Terms - Interest" below)

Spread (Plus or Minus): plus 26 basis points

Spread Multiplier: N/A

Index Maturity: N/A

Index Currency: N/A

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Floating Rate)
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Pricing Supplement No. 3784
Dated September 19, 2002
Rule 424(b)(3)-Registration Statement
No. 333-84462

Interest Payment Period: Quarterly

Interest Payment Dates: Quarterly on each March 24th, June 24th September 24th and December 24th of each year, commencing December 24, 2002.

Initial Interest Rate Per Annum: Determined as described herein.

Interest Reset Periods and Dates: Daily on each Business Day, commencing September 24, 2002, provided that the Federal Funds Open Rate in effect for any day that is not a Business Day shall be the Federal Funds Open Rate in effect for the prior Business Day.

Interest Determination Dates: On each Interest Reset Date.

Form of Notes:

X DTC registered ___ non-DTC registered

CUSIP No.: 36962GZJ6

USISIN: US36962GZJ65

Common Code: 015543191

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

(Floating Rate)
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Pricing Supplement No. 3784
Dated September 19, 2002
Rule 424(b)(3)-Registration Statement
No.333-84462

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Additional Terms-Interest:

The interest rate applicable to each Interest Reset Period will equal the Federal Funds Open Rate (as defined below) plus the Spread set forth above.

The "Federal Funds Open Rate" for an Interest Determination Date will be the rate for that day under the heading "Federal Funds" and opposite the caption "Open" as such rate is displayed on the Telerate Page 5.

If on a Calculation Date for an Interest Reset Period such rate for an Interest Determination Date in that Interest Reset Period does not appear on the Telerate Page 5, the rate for the Interest Determination Date will be the rate for that day displayed on FEDSPREB Index on Bloomberg which is the Fed Funds Opening Rate as reported by Prebon Yamane (or a successor) on Bloomberg.

If on a Calculation Date for an Interest Reset Period such rate for an Interest Determination Date in that Interest Reset Period does not appear on Telerate Page 5 or FEDSPREB Index on Bloomberg, the rate for such Interest Determination Date will be the arithmetic mean of the rates for the last transaction in overnight U.S. Dollar Federal Funds prior to 9.00 am, New York City time, on that day arranged by three brokers of Federal Funds transactions in New York City as selected by the Calculation Agent.

Additional Information Recent Events.

On July 26, 2002, General Electric Company ("GE") announced organizational changes that will result in the businesses that comprise GE Capital Services becoming four separate businesses, effective August 1, 2002: GE Commercial Finance, GE Insurance, GE Consumer Finance and GE Equipment Management. Each of these businesses will report directly to Jeff Immelt, Chairman and Chief Executive Officer of GE and GE Vice Chariman, Dennis Dammerman. GE Capital Services and GE Capital Corporation will remain legal entities and continue as the major borrowers of funds necessary to support all of GEs financial services activities.

(Floating Rate)
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Pricing Supplement No. 3784
Dated September 19, 2002
Rule 424(b)(3)-Registration Statement
No.333-84462

General.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

At June 29, 2002 the Company had outstanding indebtedness totaling $249.497 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 29, 2002 excluding subordinated notes payable after one year was equal to $248.614 billion.
		Year Ended December 31,			Six Months ended June 29, 2002
1997	1998	1999	2000	2001
1.48	1.50	1.60	1.52	1.72	1.61

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

The Notes are being purchased by the following financial institutions in their respective amounts (collectively, the "Underwriters"), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 0.20% of the principal amount of the Notes.

Institution J.P. Morgan Securities Inc.	Commitment $366,700,000
Lehman Brothers Inc.	$366,650,000
Merrill Lynch, Pierce, Fenner and Smith Incorporated	$366,650,000

Total	$1,100,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.